Exhibit 10.20

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (the “Agreement”) is entered into as of this 26th day of January, 2005 by and between Dolby Laboratories, Inc. a Delaware corporation (collectively with its subsidiaries, the “Company”) and Janet Daly (“Employee” or “you”). The Company and you have agreed to define our continuing employment relationship and to resolve amicably any issues arising from our relationship. We have entered into this Agreement because you have informed the Company of your desire to step down as the Chief Financial Officer of the Company (“CFO”) and reduce your work load to part time. As a result, the Company and you have agreed you will not continue to serve as the CFO and that your tenure in that position will end no later than December 31, 2005. We have also agreed that this Agreement will be provided in its entirety as an addendum in the Company’s S-1 registration statement filed with the Securities and Exchange Commission (“SEC”). Notwithstanding your departure from the CFO position, the Company and you desire that you remain in its employ to assist in the transition of the CFO position to a new incumbent and to take on certain financial projects.

Terms of Your Continued Employment

You will continue to perform the duties you have been assigned as the CFO, and such other duties consistent with your historical duties and work schedule as the Company will assign during this period of transition. You agree to serve as CFO, reporting directly to Marty Jaffe, Executive Vice President, Business and Finance, until the date that a replacement CFO has commenced his/her employment with the Company and assumes all duties of a fully functioning CFO (as determined by the Chief Executive Officer), including providing signature to the Company’s 10Q Statement for the SEC (the “Transition Date”), but in no event shall you serve as CFO beyond December 31, 2005. The Company has commenced a search for a new CFO, with the goal of hiring a replacement no later than August 15, 2005. On the Transition Date, you will discontinue being the CFO and begin to work on a part-time, regular basis as discussed and agreed with the Company.

So long as your regular, full-time employment as CFO continues under this Agreement, the Company will provide you the same base salary, bonus opportunity and participation in the Company’s benefit plans, as they may be amended from time to time, it provided you as of January 1, 2005, including eligibility for future stock option grants as determined by the Board of Directors. However, effective as of the Transition Date, your job title will change to Vice President, Finance Projects, your base salary will be reduced to $275,000 per annum and your eligibility for health plan benefits and other insurance will change as set forth below. In addition, your job level will change to E2 and your target payout under the Dolby Annual Incentive Plan (DAIP) will change from 50% to 45%. You will be eligible to participate in future option grants as determined by the Board of Directors. You will continue to report directly to

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EMPLOYMENT TRANSITION AGREEMENT

Marty Jaffe. After the Transition Date, you will no longer be designated as a Section 16 reporting person of the Company.

Your base salary will be eligible for annual merit increases as determined by the Board of Directors, but pro-rated based on the number of hours you work each week for the Company based on a 40 hour full-time work week and your DAIP payout and option grants will be based on that pro-rated salary. For example if you work 20 hours per week your base pay will be 50% of $275,000.

Extension Bonus

If a decision is made by the Company to extend you in the CFO position past September 30, 2005, the Company will pay you on September 30, 2005 an extension bonus in the gross amount of $25,000, less applicable payroll deductions.

Transition Benefits

If (i) you remain employed by the Company through December 31, 2005 or resign for “Good Reason” prior to December 31, 2005 and (ii) you execute and deliver on December 31, 2005 or the date of your resignation for “Good Reason”, if earlier, and do not revoke a General Release in the form attached hereto as Appendix A (the “General Release”), your unvested stock options held as of December 31, 2004 will become fully vested on the day after the date your right to revoke the General Release has expired.

Upon transition to a regular, part-time status, your eligibility for insurance benefits will be determined by the applicable plan documents. Based on the current plan documents, you will be allowed to continue your health plan benefits if you are regularly scheduled to work at least 48 hours per two-week period, but your insurance premiums will be increased accordingly. As a part-time employee, you will also be eligible for the flexible spending plan, the 401(k) Retirement plan, pro-rated personal time off (PTO) and company-paid holidays. Your current PTO accrual rate will remain unchanged subject to being prorated for part-time status. Upon the Transition Date, however, you will receive cash payment in an amount equal to 50% of your accrued PTO balance immediately prior to the Transition Date.

You will no longer be eligible for life, AD&D and long-term disability insurance coverage, but you will have the opportunity to continue such coverage at your own expense by converting your group policy to an individual policy. However, the Company reserves the right to change its benefit plans at any time.

As a regular, part-time employee, you agree to work at least three days per week. You may continue to telecommute from home for one of the three scheduled work days as long as mutually beneficial, but at least through December 31, 2005. If the number of actual weekly hours worked over a two-

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EMPLOYMENT TRANSITION AGREEMENT

week period exceeds thirty (30), then the part-time arrangement, including any related pay and benefits, will be re-evaluated.

In exchange for continued employment and the other benefits provided by this Agreement, you agree to work with due diligence in an effective transition of your duties to such successors as the Company may designate as well as perform such other duties consistent with your historical duties and your work schedule as the Company may in its discretion assign, which will include work on the ERP, ELF and SOX projects. Notwithstanding any of the terms of this Agreement, your employment by the Company is and will remain at all times terminable at will, that is, both you and the Company have the right to end our employment relationship for any reason at any time.

If your employment with the Company terminates on or before December 31, 2005, for a reason other than (i) termination by the Company without “Cause”, or (ii) your resignation for “Good Reason”, you will not receive the accelerated vesting of options described above and your compensation and benefits under this Agreement will immediately cease. If the Company terminates your employment without “Cause” or you resign for Good Reason on or before December 31, 2005 and subject to your signing and not revoking the General Release described in the paragraph entitled “Transition Benefits” above, you will receive (i) the base salary that you would have otherwise received had your employment continued until December 31, 2005 and (ii) all unvested options you hold as of December 31, 2004 to purchase shares of the Company’s common stock will become fully vested effective as of the day after the date your right to revoke the General Release has expired.

For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) failure to perform your lawfully assigned duties consistent with your historical duties and responsibilities and your work schedule; (ii) conviction of a felony or commission by you of any criminal act involving moral turpitude (including, but not limited to, theft, acts of violence or other misconduct of said nature); (iii) deliberate or repeated refusal to perform lawful duties consistent with your historical duties requested by the Company or any affiliated entity after written notice of such failure to perform, specifying that the failure constitutes Cause; (iv) willful malfeasance, willful misfeasance, or willful nonfeasance by you; (v) fraud or embezzlement; (vi) misconduct or gross negligence in connection with the business of the Company or any affiliated entity which has an adverse effect on the Company; (vii) a breach of any of your covenants in this Agreement; (viii) willful injury or attempted injury to the Company including, but not limited to, willful injury to the Company’s finances, reputation or relationships with customers and suppliers, which is material in relation to the Company, or (ix) willful failure to follow the lawful instructions of the Board and/or the Chief Executive Officer that are consistent with this Agreement. Notwithstanding the foregoing, an approved family/medical leave of absence taken by you in accordance with Company policy does not constitute Cause for termination.

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EMPLOYMENT TRANSITION AGREEMENT

For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) breach by the Company of a material obligation under this Agreement which breach remains uncured for a period of 14 days after written notice of such breach is delivered by Employee to Company; (ii) assignment to you by the Company of duties materially inconsistent with your historical duties or your work schedule; (iii) relocation by the Company of Employee’s primary place of employment outside the San Francisco Bay Area (iv) a reduction of your base salary that is inconsistent with the terms of this Agreement or (v) denial of requested family/medical leave of absence in a manner that is inconsistent with Company policy.

Protection of Company Assets

During your employment by the Company, you will have and have had access to or possession of confidential and proprietary information or materials of the Company (including, but not necessarily limited to, information systems and processes, sales figures, projections, estimates, Licensee or customer lists, information regarding customer needs and preferences, manufacturing information, pricing information and promotions). You acknowledge that all such information or materials constitute the protected trade secrets of the Company.

You agree that in the event your employment terminates, you shall immediately return to the Company all originals or copies of such materials as well as any other Company property. You further agree that both during and after your employment, you shall not disclose or divulge any such confidential or trade secret information of the Company to any firm, individual or institution without the specific written authorization of the President of the Company. Your agreement to protect Company assets continues in effect regardless of the termination of your employment or of this Agreement.

You Voluntarily Agree to This Agreement

The Company has advised you in writing, and you know you have the opportunity, to seek advice from an attorney before you sign this Agreement. You sign this Agreement freely and voluntarily.

Other Terms

This Agreement has been made in California and California law shall apply to it. If any part is found to be invalid, the remaining parts of the Agreement will remain in effect as if no invalid part existed.

All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

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EMPLOYMENT TRANSITION AGREEMENT

This Agreement may only be amended in a writing that specifically states it is amending this Agreement and is signed by the Company and you.

This Agreement sets forth the entire agreement between the Company and you, and it fully supersedes any prior obligations of the Company to you, except as may be set forth in the Non-Disclosure and Proprietary Rights Agreement you signed as a term of your continued employment. In signing this Agreement, you have not relied on any statements or promises made by the Company, its employees, or its agents, except for those set forth in this Agreement.

Dated: 1/26/05	/s/ Janet L. Daly
Janet L. Daly

Dolby Laboratories, Inc.

Dated: 1/26/05		/s/ Martin A. Jaffe
	By:	Martin A. Jaffe
	Its:	Executive Vice President

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Appendix A

GENERAL RELEASE

Dolby Laboratories, Inc, a Delaware corporation (“Dolby”), and Janet Daly, her heirs, executors, administrators, successors and assigns (collectively referred to throughout this General Release as “Employee”), agree that:

1. Consideration. In consideration for signing this General Release (“Release”) and compliance with the promises made herein, your unvested stock options held as of December 31, 2004 will become fully vested as provided in the Employment Transition Agreement dated January 26, 2005 (the “Transition Agreement”).

2. No Consideration Absent Execution of this Release. Employee understands and agrees that she would not receive the arrangement described in paragraph “1” above except for her execution of this Release and the fulfillment of the promises it contains.

3. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Dolby, its parent corporation, affiliates, subsidiaries, divisions, successors, and assigns, and the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Release as “Dolby”), of and from any and all claims or causes of action, known and unknown (“Claims”), Employee has or may have against Dolby as of the date of execution of this Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Worker Adjustment and Retraining Notification Act, as amended;

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•	The Occupational Safety and Health Act, as amended, and/or the California Occupational Safety and Health Act, as amended;

•	The California Fair Employment and Housing Act, as amended;

•	Any provision of the California Labor Code;

•	Any other federal, state or local civil, employment, or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

4. Waiver of California Civil Code section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of Dolby, Employee expressly acknowledges this Release is intended to include in its effect, without limitation, all Claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Release, and that this Release contemplates the extinguishment of any such Claim or Claims. Employee warrants Employee has read this Release, including this waiver of California Civil Code section 1542, and that Employee has consulted counsel or has had the opportunity to consult counsel about this Release and specifically about the waiver of section 1542, and that Employee understands this Release and the section 1542 waiver, and so Employee freely and knowingly enters into this Release. Employee acknowledges Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Release, and even so Employee agrees the releases and agreements contained in this Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters described in this Release or with regard to any facts now unknown to Employee relating to those matters.

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5. Affirmations. Employee affirms she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Dolby in any forum or form. Employee also affirms she has no known workplace injuries or occupational diseases, and that she has been provided or has not been denied any leave requested under the Family and Medical Leave Act or under the California Family Rights Act.

6. Protection of Dolby’s Information. During the course of Employee’s employment by Dolby, Employee has had access to or has had possession of confidential and proprietary information or materials of Dolby (including, but not necessarily limited to, systems information and processes, sales figures, projections, estimates, client or customer lists, information regarding customer needs and preferences, manufacturing information, pricing information, and promotions). Employee acknowledges that all such information or materials constitute the protected trade secrets of Dolby. Employee agrees that upon termination of her employment she shall not retain and that she must return to Dolby all originals or copies of such materials. Employee further agrees she shall not disclose or divulge any such confidential or trade secret information of Dolby to any firm, individual, or institution without the specific written authorization of Dolby’s President.

7. Governing Law and Interpretation. This Release shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict of laws provisions. In the event the Employee breaches any provision of this Release, Employee and Dolby affirm that either may institute an action to specifically enforce any term or terms of this Release. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.

8. Nonadmission of Wrongdoing. The parties agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

9. Amendment. This Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Release.

10. Revocation. Employee may revoke this Release for a period of seven (7) calendar days following the day she signs this Release. Any revocation within this period must be submitted, in writing, to Karen Williams, Director of Human Resources, and state, “I hereby revoke my acceptance of our

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General Release.” The revocation must be personally delivered to Karen Williams or her designee, or mailed to Karen Williams at 100 Potrero Avenue, San Francisco, CA 94103 and postmarked within seven (7) calendar days of signing this Release. This Release shall not become effective or enforceable any sooner than eight (8) days after Employee dates and signs this Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of her last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If Employee revokes this Release, Employee will not receive the consideration provided by paragraph 1 above or the other benefits of this Release.

11. Entire Agreement. This Release sets forth the entire agreement between Dolby and Employee, and fully supersedes any prior obligations of Dolby to Employee, except for the obligations as set forth in the Transition Agreement. Employee acknowledges she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Release, except for those set forth in this Release and the Transition Agreement.

EMPLOYEE HAS BEEN ADVISED SHE HAS TWENTY-ONE (21) DAYS WITHIN WHICH TO REVIEW THIS RELEASE, AND SHE HAS BEEN ADVISED BY THIS WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

HAVING ELECTED TO SIGN THIS RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS DESCRIBED IN PARAGRAPH “1” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST DOLBY.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below:

Janet L. Daly

Date:

Dolby Laboratories, Inc.

By:
Martin A. Jaffe Executive Vice President

Date:

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